(d)(3)(D)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

ING INVESTORS TRUST

Series	Annual Administration Fee (as a percentage of average daily net assets)

ING American Funds Asset Allocation Portfolio
0.10% if the Series has not invested all or substantially all of its assets in another investment company or
0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds Global Growth and Income Portfolio	0.10%
ING American Funds International Growth and Income Portfolio	0.10%
ING American Funds International Portfolio
0.10% if the Series has not invested all or substantially all of its assets in another investment company or
0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds World Allocation Portfolio	0.10%
ING BlackRock Inflation Protected Bond Portfolio	0.10%
ING Bond Portfolio	0.10% if the Series has not invested all or substantially all of its assets in another investment company or

Series	Annual Administration Fee (as a percentage of average daily net assets)

ING Clarion Global Real Estate Portfolio	0.10%
ING Clarion Real Estate Portfolio	0.10%
ING DFA Global Allocation Portfolio	0.10%
ING DFA World Equity Portfolio	0.10%
ING Franklin Income Portfolio	0.10%
ING Franklin Templeton Founding Strategy Portfolio	0.05%
ING Goldman Sachs Commodity Strategy Portfolio	0.10%
ING Large Cap Growth Portfolio	0.10%
ING Large Cap Value Portfolio (formerly, ING Pioneer Equity Income Portfolio)	0.10%
ING MFS Utilities Portfolio	0.10%
ING Oppenheimer Active Allocation Portfolio	0.10%
ING Retirement Conservative Portfolio	0.10%
ING Retirement Growth Portfolio	0.10%
ING Retirement Moderate Growth Portfolio	0.10%
ING Retirement Moderate Portfolio	0.10%
ING T.Rowe Price International Stock Portfolio (formerly, ING Marsico International Opportunities Portfolio)	0.10%